As filed with the Securities and Exchange Commission on February 7, 2018

Registration No. 333-222595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LITHIUM AMERICAS CORP.

(Exact name of Registrant as specified in its charter)

British Columbia	1000	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

355 Burrard Street, Suite 1150,

Vancouver, British Columbia

Canada, V6C 2G8

(778) 656-5820

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9200

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

W. Thomas Hodgson Lithium Americas Corp. 355 Burrard Street, Suite 1150 Vancouver, British Columbia, Canada V6C 2G8 (778) 656-5811	Rob Lando Osler, Hoskin & Harcourt LLP 620 Eighth Avenue, 36th Floor New York, New York 10018 (212) 867-5800

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.☒	At some future date (check the appropriate box below):

1.☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing).
2.☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .
3.☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.☐	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada, other than the Province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Lithium Americas Corp. at Suite 1150, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8, telephone: (778)-656-5820, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	February 7, 2018

LITHIUM AMERICAS CORP.

US$500,000,000

Common Shares

Preferred Shares

Debt Securities

Subscription Receipts

Warrants

Units

Lithium Americas Corp. (“LAC”, “we” or the “Company”) may from time to time offer and issue common shares (“Common Shares”), preferred shares (“Preferred Shares”), senior and subordinated debt securities, including convertible debt securities (collectively, “Debt Securities”), subscription receipts (“Subscription Receipts”), warrants to purchase Common Shares (“Warrants”) and units comprised of one or more of the other securities described in this prospectus (“Units”, and together with the Common Shares, Preferred Shares, Debt Securities, Subscription Receipts and Warrants, the “Securities”) having an aggregate offering price of up to US$500,000,000 (or its equivalent in Canadian dollars or other currencies), during the 25-month period that this short form base shelf prospectus, including any amendments hereto (the “Prospectus”), remains effective. This Prospectus qualifies the distribution of Securities by the Company and by selling securityholders, as described below. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (each, a “Prospectus Supplement”). One or more selling securityholders may also offer and sell Securities under this Prospectus.

The specific terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of shares offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis); (ii) in the case of Preferred Shares, the designation of the particular class, series, liquidation preference amount, the number of shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the currency or currency unit for which such shares may be purchased, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; (iii) in the case of the Debt Securities, the specific designation of the Debt Securities, whether such Debt Securities are senior or subordinated, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, at a discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions and any other specific terms; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of Subscription Receipts for Common Shares, Preferred Shares or Debt Securities, as the case may be, the currency or currency unit in which the Subscription Receipts are issued and any other specific terms; (v) in the case of Warrants, the designation, number and terms of the Common Shares, Preferred Shares or Debt Securities or other Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units, the currency or currency unit in which the Units are issued and any other specific terms. A Prospectus Supplement may include other specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities.

i

There are certain risks inherent in an investment in our Securities and in our activities. Prospective investors should carefully read and consider the risk factors described or referenced under the headings “Forward-Looking Information” and “Risk Factors” in this Prospectus, contained in any of the documents incorporated by reference herein, and in any applicable Prospectus Supplement, before purchasing Securities. See “Forward-Looking Information” and “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency and Exchange Rate Information”.

The outstanding Common Shares of the Company are listed for trading on the Toronto Stock Exchange (“TSX”) and on the New York Stock Exchange (“NYSE”) under the trading symbol “LAC”. On February 6, 2018, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$8.72 and the closing price of the Common Shares on the NYSE was US$6.96.

There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE ‘‘SEC’’) OR ANY STATE SECURITIES COMMISSION OR REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements.

We prepare our financial statements, which are incorporated by reference herein, in United States dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Owning Securities may subject you to tax consequences both in Canada and the United States. Such tax consequences, including for investors who are resident in, or citizens of, the United States and Canada, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering of Securities and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because: (i) the Company is incorporated in British Columbia, a province of Canada; (ii) most of the officers and directors and some of the experts named in this Prospectus are not residents of the United States; and (iii) certain of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities and Agent for Service of Process”.

ii

Certain of our directors and officers and some of the experts named in this Prospectus reside outside of Canada. See “Enforceability of Certain Civil Liabilities and Agent for Service of Process”.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

We and any selling securityholder may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by the Company and/or the selling securityholders in connection with the offering and sale of Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to us and/or the selling securityholders, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us. See “Plan of Distribution”.

Unless otherwise specified in the relevant Prospectus Supplement, subject to applicable laws, in connection with any offering of Securities, the underwriters, dealers or agents may effect transactions that stabilize or maintain the market price of the Securities at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

As of the date of this Prospectus, no underwriter or dealer is in a contractual relationship with the Company or a selling securityholder requiring the underwriter or dealer to distribute under this Prospectus.

The Company’s head office is located at Suite 1150, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8 and its registered office is located at 2200-885 West Georgia Street, Vancouver, British Columbia, V6C 3E8.

All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

iii

ABOUT THIS PROSPECTUS

This Prospectus provides a general description of the Securities that we and/or a selling securityholder may offer. Each time we and/or a selling securityholder sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. Neither we, nor any selling securityholder has authorized anyone to provide investors with different or additional information. Neither we nor any selling securityholder is making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of such documents.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “LAC”, the “Company”, “we”, “us” and “our” refer to Lithium Americas Corp. and/or, as applicable, one or more of its subsidiaries.

FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated herein by reference, contains “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information”). These statements relate to future events or the Company’s future performance. All statements, other than statements of historical fact, may be forward-looking information. Information concerning mineral resource and mineral reserve estimates also may be deemed to be forward-looking information in that it reflects a prediction of mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking information generally can be identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “propose”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information.

In particular, this Prospectus contains or incorporates by reference forward-looking information, including, without limitation, with respect to the following matters or the Company’s expectations relating to such matters: capital expenditures and programs; estimates of the mineral resources and reserves at its properties; development of mineral resources and reserves; government regulation of mining operations and treatment under governmental and taxation regimes; the future price of commodities, including lithium; the realization of mineral resources and reserves estimates; the timing and amount of future production; currency exchange and interest rates, expected outcome and timing of environmental surveys and permit applications and other environmental matters; the Company’s ability to raise capital; expected expenditures to be made by the Company on its properties; the timing, cost, quantity, capacity and product quality of production of the Cauchari-Olaroz lithium project in Jujuy, Argentina (the “Cauchari-Olaroz Project”), which is held and operated through the Company’s joint venture with Sociedad Quimica y Minera de Chile S.A. (“SQM”); capital costs, operating costs, sustaining capital requirements, after tax net present value and internal rate of return and sensitivity analyses, net cash flows and EBITDA of the Cauchari-Olaroz Project; the cost, timing and size of a potential expansion of the Cauchari-Olaroz Project; the completion of a preliminary feasibility study in respect of lithium production at the Company’s lithium project located in Humboldt County, Nevada (the “Lithium Nevada Project”); and the development of new organoclay products and the timing, cost, quantity, capacity and product quality of sales and commercial production at the Fernley Facility.

Forward-looking information does not take into account the effect of transactions or other items announced or occurring after the statements are made. Forward-looking information is based upon a number of expectations and assumptions and is subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. With respect to forward-looking information listed above and incorporated by reference herein, the Company has made assumptions regarding, among other things:

•	uncertainties relating to receiving mining, exploration, environmental and other permits or approvals in Nevada and Argentina;

•	the impact of increasing competition in the lithium business;

•	unpredictable changes to the market prices for lithium and clay-based organoclay products;

•	exploration, development and construction costs for the Cauchari-Olaroz Project and the Lithium Nevada Project;

•	anticipated results of exploration, development and construction activities;

•	the Company’s ability to obtain additional financing on satisfactory terms or at all;

•	the ability to achieve production at any of the Company’s mineral exploration and development properties;

•	completion of a preliminary feasibility study in respect of the Lithium Nevada Project;

•	preparation of a development plan for lithium production at the Lithium Nevada Project; and

•	the continued growth of the shale gas and ultra-deep oil drilling and the growth of demand for lithium chemicals.

Although the Company believes that the assumptions and expectations reflected in such forward-looking information are reasonable, we can give no assurance that these assumptions and expectations will prove to be correct, and since forward-looking information inherently involves risks and uncertainties, undue reliance should not be placed on such information.

The Company’s actual results could differ materially from those anticipated in any forward-looking information as a result of the risk factors contained and incorporated by reference in this Prospectus, including but not limited to, the factors referred to under the heading “Risk Factors” in this Prospectus, under the heading “Describe the Business – Risk Factors” in our most recent annual information form and under the heading “Risks and Uncertainties” in our management’s discussion and analysis for our most recently completed audited financial year. Such risks also include, but are not limited to the following: volatility in the market price for minerals; uncertainties associated with estimating mineral resources and mineral reserves, including uncertainties relating to the assumptions underlying mineral resource and mineral reserve estimates; uncertainty of whether there will ever be production at the Company’s mineral exploration properties; geological, technical, drilling or processing problems; uncertainties in estimating capital and operating costs, cash flows and other project economics; liabilities and risks, including environmental liabilities and risks inherent in mineral extraction operations; fluctuations in currency exchange and interest rates; incorrect assessments of the value of acquisitions; unanticipated results of exploration activities; competition for, amongst other things, capital, undeveloped lands and skilled personnel; lack of availability of additional financing on terms acceptable to the Company and/or joint venture partners; unpredictable weather conditions; unanticipated delays in preparing technical studies; the ability to manufacture organoclay products that meets customer requirements; an increase in the costs of manufacturing organoclay products, including the costs of any raw materials used in the process; and a reduction in the demand for shale or ultra-deep drilling or in the demand for lithium. Consequently, actual results and events may vary significantly from those included in, contemplated or implied by such statements.

Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking information contained or incorporated by reference in this Prospectus is expressly qualified by these cautionary statements. All forward-looking information in this Prospectus speaks as of the date of this Prospectus. The Company does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. Additional information about these assumptions and risks and uncertainties is contained in our filings with securities regulators, including our most recent annual information form and our management’s discussion and analysis for our most recently completed financial year, which are available on SEDAR at www.sedar.com.

NOTICE REGARDING REPRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Our mineral reserves and mineral resources have been calculated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 under the Exchange Act, as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. In addition, while the terms “measured,” “indicated” and “inferred” mineral resources are required pursuant to NI 43-101, the SEC does not recognize such terms. Canadian standards differ significantly from the requirements of the SEC, and mineral resource information contained herein and in the documents incorporated herein by reference is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the SEC. Investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. In addition, investors are cautioned not to assume that any part or all of our mineral resources constitute or will be converted into reserves. Accordingly, information contained in this Prospectus and in the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting requirements of United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION

We present our financial statements in United States dollars and our financial statements are prepared in accordance with IFRS. Unless otherwise indicated, financial information included or incorporated by reference in this Prospectus has been prepared in accordance with IFRS. As a result, certain financial information included or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

CURRENCY AND EXCHANGE RATE INFORMATION

This Prospectus contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars. References to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars. The following table sets forth, for each of the periods indicated, the high, low and average exchange rates for the conversion of Canadian dollars into United States dollars, based on the daily exchange rate as reported by the Bank of Canada:

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2017	2016
High	1.3743	1.4589	1.3743	1.4589
Low	1.2128	1.2544	1.2128	1.2544
Average	1.3074	1.3218	1.2986	1.3248
Rate at end of period	1.2480	1.3117	1.2545	1.3427

On February 6, 2018, the exchange rate for United States dollars expressed in terms of the Canadian dollar, as reported by the Bank of Canada was US$1.00 = C$1.2530.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with securities commissions or similar authorities in Canada. As of the date of this Prospectus, the following documents, filed by the Company with the securities commissions or similar authorities in each of the provinces of Canada, other than the Province of Québec, are specifically incorporated by reference into, and form an integral part of, this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, as further described below:

(a)	the annual information form of the Company dated March 28, 2017 for the year ended December 31, 2016 (the “2016 AIF”);

(b)

the audited consolidated financial statements of the Company as at and for the fifteen months ended December 31, 2016 and the twelve months ended September 30, 2015, together with the notes thereto and the independent auditor’s report thereon;

(c)	the management’s discussion and analysis of results of operations and financial condition of the Company for the fifteen months ended December 31, 2016;

(d)

the unaudited condensed consolidated financial statements of the Company as at September 30, 2017 and December 31, 2016 and for the three and nine month periods ended September 30, 2017 and September 30, 2016, together with the notes thereto;

(e)	the management’s discussion and analysis of the financial condition and results of operations of the Company for the three and nine month period ended September 30, 2017;

(f)	the management information circular of the Company dated February 17, 2017 prepared in connection with the special meeting of shareholders held on March 27, 2017;

(g)	the management information circular of the Company dated July 5, 2017 prepared in connection with the annual general meeting of shareholders held on August 14, 2017;

(h)

the material change report of the Company dated January 27, 2017 relating to Company’s entry into an investment agreement with GFL International Co., Ltd. (“GFL”), an affiliate of Jiangxi Ganfeng Lithium Co., Ltd. (“Ganfeng”), for funding to advance the construction of the Cauchari-Olaroz Project;

(i)

the material change report of the Company dated January 27, 2017 relating to Company’s entry into an investment agreement with BCP Innovation PTE. Ltd. (“BCP”), an affiliate of Bangchak Corporation Public Company Limited (“Bangchak”) for funding to advance the construction of the Cauchari-Olaroz Project;

(j)	the material change report of the Company dated April 6, 2017 relating to Company’s announcement of the results of a Definitive Feasibility Study on the first stage of the Cauchari-Olaroz Project;

(k)

the material change report of the Company dated June 19, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 17, 2017 between the Company and GFL (the “June MCR”);

(l)

the material change report of the Company dated July 24, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 19, 2017 between the Company and BCP (the “July MCR”); and

(m)

the material change report of the Company dated November 9, 2017 relating to the Company’s announcement regarding the listing of the Common Shares on the NYSE and implementation of a share consolidation.

Except as otherwise stated below, any documents of the type required to be incorporated by reference in a short form prospectus pursuant to National Instrument 44-101 – Short Form Prospectus Distributions, including any documents of the type referred to above, any business acquisition reports and any material change reports (excluding confidential material change reports, if any) filed by the Company with the various securities commissions or similar regulatory authorities in the provinces of Canada, other than the Province of Québec, during the term of this Prospectus shall be deemed to be incorporated by reference into and form an integral part of this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall be deemed, except as so modified or superseded, not to constitute a part of this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Furthermore, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

When we file a new annual information form and audited consolidated financial statements and related management discussion and analysis with and, where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management discussion and analysis and all unaudited interim consolidated financial statements and related management discussion and analysis for such periods, and all material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and the accompanying management discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the filing of the new interim financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for an annual meeting of shareholders being filed by us with the applicable securities regulatory authorities during the term of this Prospectus, the previous management information circular filed in respect of the prior annual meeting of shareholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to purchasers of such Securities, together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purpose of the distribution of the Securities to which the Prospectus Supplement pertains.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution of such Securities and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part:

(a)	the documents listed under the heading “Documents Incorporated by Reference”;

(b)	powers of attorney from our directors and officers, as applicable (included on the signature page to the registration statement);

(c)	the consent of PricewaterhouseCoopers LLP;

(d)	the consent of each expert or “qualified person” (for the purposes of NI 43-101) referred to in this Prospectus under the heading “Interests of Experts”; and

(e)	the form of indenture for Debt Securities.

AVAILABLE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of certain provinces of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the MJDS system, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Any information filed with the SEC can be read and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov. Some of the documents that we file with or furnish to the SEC are electronically available from the SEC’s Electronic Document Gathering and Retrieval system, which is commonly known by the acronym “EDGAR”, and may be accessed at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 under the Securities Act of 1933, as amended, with respect to the Securities. This Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Securities offered in this Prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities. See “Documents Filed as Part of the Registration Statement”.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS

The Company is a corporation incorporated under and governed by the BCBCA. Some of the directors and officers of the Company, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

Timothy J. Carew, Rene LeBlanc, Mario E. Rossi, Michael Rosko, Tony Sanford and Barry Smee, each a “qualified person” under NI 43-101 who has prepared or supervised the preparation of certain scientific and technical information contained or incorporated by reference in this Prospectus, reside outside of Canada. Seven of our directors, Jonathan Evans, George Ireland, John Kanellitsas, Chaiwat Kovavisarach, Franco Mignacco, Gabriel Marcelo Rubacha, Wang Xiaoshen, reside outside of Canada, and each has appointed the Company as their agent for service of process in Canada at its office address: Suite 1150 – 355 Burrard Street, Vancouver, British Columbia, V6C 2G8. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process in Canada.

THE COMPANY

LAC is a Canadian-based resource company principally directed at advancing two significant lithium development projects, the Cauchari-Olaroz Project, located in Jujuy province of Argentina, and the Lithium Nevada Project (formerly the Kings Valley Project), located in north-western Nevada, USA. LAC also owns and operates its RheoMineralsTM Business, which manufactures and sells organoclay products used in complex oil and gas drilling and other applications, from its Fernley Facility.

The Company was incorporated under the BCBCA on November 27, 2007 under the name “Western Lithium Canada Corporation”. By special resolution of the shareholders of the Company dated June 19, 2008, the Company subdivided its issued share capital at a ratio of 35,000,000 to one. On May 31, 2010, the Company changed its name to “Western Lithium USA Corporation”. On March 22, 2013, the Company amended its Articles to add advance notice requirements for the election of directors. On March 31, 2015, the Company amended its Articles to give the Board of Directors the authority, by board resolution, to alter the Company’s authorized share capital and to effect amendments to the Articles, except as otherwise specifically provided in the Articles or the BCBCA. On March 21, 2016 the Company changed its name to “Lithium Americas Corp.” On November 8, 2017, the Company effected a share consolidation of its outstanding Common Shares on the basis of one new common share for every five then-outstanding common shares.

The Company’s head office is located at Suite 1150, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8 and its registered office is located at 2200-885 West Georgia Street, Vancouver, British Columbia, V6C 3E8.

BUSINESS OF THE COMPANY

Overview of the Business

LAC’s business operations are principally directed at advancing two significant lithium projects, the Cauchari-Olaroz Project located in Jujuy Province, Argentina, and the Lithium Nevada Project located in north-western Nevada, USA. LAC also owns and operates the RheoMineralsTM Business, which manufactures and sells organoclay products used in complex oil and gas drilling and other applications, from its Fernley Facility.

Mineral Properties of LAC

Overview of the Cauchari-Olaroz Project

The Cauchari-Olaroz Project is owned and operated by a joint venture that is 50% owned by LAC and 50% owned by SQM. The parties hold their interest through shareholdings in the Argentinean company, Minera Exar SA (“Exar”). In March 2017, the parties completed a mine plan and feasibility study on the Cauchari-Olaroz Project for a mining operation producing 25,000 TPA of lithium carbonate over a 40 year mine life.

In 2017, Exar initiated detailed engineering work with engineering for the infrastructure close to 50% completed and scheduled to be completed this quarter, followed by plant design which is scheduled to commence in the second quarter of 2018.

Exar has also started construction activities, with earth works, roads and platforms for the wellfields well underway. There are currently more than 400 people working in Argentina, including direct employees and contractors, and a camp expansion to accommodate approximately 400 additional personnel during the construction phase of the project is well-advanced and scheduled to be completed this quarter.

Pond layout and design is also complete. A contractor is mobilized at site and scheduled to start pond construction in the coming weeks, which should allow Exar to start filling ponds commencing in the third quarter of 2018.

Exar’s board has recently reviewed the progress of the Cauchari-Olaroz Project development. As a result of additional work required on wellfield optimization and an updated pond construction/filling schedule, it has updated the targeted development timeline, with first production now commencing in 2020 rather than late 2019 as previously indicated. The parties continue to refine the development parameters of the Cauchari-Olaroz Project, and further updates to the development plan may occur from time to time as work progresses.

Detailed scientific and technical information on the Cauchari-Olaroz Project can be found in a technical report that was filed with the securities regulatory authorities in each of the provinces of Canada on January 17, 2018, entitled “NI 43-101 Technical Report Updated Feasibility Study Reserve Estimation and Lithium Carbonate Production at Cauchari-Olaroz Salars, Jujuy Province, Argentina” (the “Cauchari TR”). The Cauchari TR has an effective date of March 29, 2017 and was prepared by Ernest Burga, P.Eng. David Burga, P.Geo., Mike Rosko, MSc., CPG, Barry Smee, PhD., P.Geo, Mark King, PhD., P.Geo, Daron Abbey, M.Sc., P.Geo, Tony Sanford, Pr.Sci.Nat. and Rene LeBlanc, PhD., P.Eng., each of whom is a “qualified person” for purposes of NI 43-101. The Cauchari TR represents an update to, and supersedes, LAC’s previous technical report on the Cauchari-Olaroz Project entitled “NI 43-101 Technical Updated Feasibility Study Reserve Estimation and Lithium Carbonate Production at Cauchari-Olaroz Salars, Jujuy Province, Argentina” filed on May 11, 2017. The Cauchari TR amends and supplements certain of the disclosure from that previous technical report to address reporting requirements prescribed by NI 43-101, but otherwise does not include any material changes to the scientific and technical information regarding the Cauchari-Olaroz Project, including the mine plan, resources and reserves.

A summary of the Cauchari-Olaroz Project and the Cauchari TR is set forth below under the heading “Cauchari-Olaroz Project”. Further information is also available in our 2016 AIF and other continuous disclosure documents incorporated by reference in this Prospectus.

Overview of the Lithium Nevada Project

The Lithium Nevada Project hosts a large clay-based lithium resource, as well as significant additional clay-based lithium mineralization that has not yet been subject to sufficient exploration or analysis to undertake resource estimation.

In 2017, LAC commenced a program to assess the mine development potential of the “Zone 1” area of the Lithium Nevada Project, which hosts the primary resource estimate on the project. LAC has engaged Advisian WorleyParsons Group to prepare a preliminary feasibility study for a lithium mining and production operation, assembling an experienced management and technical team for the project, conducting process testing and related analysis in support of the preliminary feasibility study and a drilling program with an objective of expanding the resource and increasing confidence levels. LAC has targeted the end of the second quarter of 2018 for completion of the preliminary feasibility study.

Detailed scientific and technical information on the Lithium Nevada Project can be found in a technical report that was filed with the securities regulatory authorities in each of the provinces of Canada on January 17, 2018, entitled “Independent Technical Report for the Lithium Nevada Property, Nevada, USA” (the “Lithium Nevada TR”). The Lithium Nevada TR has an effective date of May 31, 2016 and an amended date of December 15, 2017, and was prepared by Timothy J. Carew, P.Geo. and Mario E. Rossi, FAusIMM, each of whom is a “qualified person” for purposes of NI 43-101. The Lithium Nevada TR represents an update to, and supersedes, LAC’s previous technical report on the Lithium Nevada Project entitled “Independent Technical Report for the Lithium Nevada Property, Nevada, USA” filed on June 22, 2016. The Lithium Nevada TR amends and supplements certain of the disclosure from that previous technical report to address reporting requirements prescribed by NI 43-101, but otherwise does not include any material changes to the scientific and technical information regarding the Lithium Nevada Project, including the resource estimates.

A summary of the Lithium Nevada Project and the Lithium Nevada TR is available in our 2016 AIF and other continuous disclosure documents incorporated by reference in this Prospectus.

Recent Developments

Since the filing of the 2016 AIF, LAC has continued to pursue the development of its two core projects. On March 31, 2017, LAC announced the completion of an updated feasibility study on the Cauchari-Olaroz Project. See “Cauchari-Olaroz Project”.

Over the course of June and July, 2017, LAC completed financing transactions intended to support its proportionate funding obligations for the development costs of the Cauchari-Olaroz Project. Pursuant to these transactions, LAC completed mixed equity and debt financings with each of BCP and GFL. The two investors subscribed for an aggregate C$105,000,000 of Common Shares at C$4.25 per share and provided an aggregate US$205,000,000 credit facility. Concurrent with these transactions, the Company entered into an investor rights agreement and off-take agreement with each of these parties. For more information regarding this transaction, please see the June MCR and July MCR, copies of which have been filed with the securities regulatory authorities and are available on our SEDAR profile at www.sedar.com.

On January 18, 2018, the Company announced that it had received approval for the listing of the Common Shares on the NYSE. The Common Shares opened for trading on the NYSE on January 25, 2018, under the symbol “LAC”.

CAUCHARI-OLAROZ PROJECT

The scientific and technical information regarding the Cauchari-Olaroz Project is derived from the Cauchari TR. A copy of the Cauchari TR is available on the Company’s website at www.lithiumamericas.com and on our SEDAR profile at www.sedar.com.

Property Description, Location and Access

The Cauchari and Olaroz Salars are located in the Department of Susques in the Province of Jujuy in northwestern Argentina, approximately 250 km northwest of San Salvador de Jujuy, the provincial capital. The nearest port is Antofagasta (Chile), located 530 km to the west. Access is via paved National Highways 9 and 52, which connect the site to San Salvador de Jujuy and Salta in Argentina. The midpoint between the Olaroz and Cauchari Salars is located on Highway 52, 55 km west of the Town of Susques. In addition, Highway 52 connects to Paso Jama, a national border crossing between Chile and Argentina, providing connection to Chilean Route 27 and granting convenient access to Antofagasta and Mejillones, likely embarkation ports for the product. Access is possible through a gravel road (Route 70) which skirts the west side of the salars, this road is approximately 1 km from the plant site.

LAC holds its interest in the Cauchari-Olaroz Project through a 50% interest in Exar, with SQM holding the other 50% interest. Exar acquired title to the project through direct staking or entering into exploration and exploitation contracts with third party property owners. The claims are contiguous and cover most of the Cauchari Salar and the eastern portion of the Olaroz Salar. The area that contains the resource and reserve estimate is covered by mining concessions which grants the holder the perpetual mining right subject to the payment of a fee and an agreed upon investment in accordance with the Argentinean Mining Code.

On March 28, 2016, Exar entered into a purchase option agreement (“Los Boros Option Agreement”) with Los Boros for the transfer of title to Exar of certain mining properties that comprised a portion of the Cauchari-Olaroz Project. Under the terms of the Los Boros Option Agreement, Exar paid US$100,000 upon signing and has a right to exercise the purchase option at any time within 30 months for the total consideration of US$12,000,000 to be paid in sixty quarterly instalments of US$200,000. The first installment becomes due upon occurrence of one of the following two conditions, whichever comes first: (i) the third year of the purchase option exercise date; or (ii) the beginning of commercial exploitation with a minimum production of 20,000 tonnes of LCE. As a security for the transfer of title for the mining properties under the Los Boros Option Agreement, Los Boros granted to Exar a mortgage for US$12,000,000.

If Exar exercises the purchase option, the following payments and royalties will have to be paid to Los Boros:

•	US$300,000 within 10 days of the commercial plant construction start date; and

•	a 3% net profit interest for 40 years, payable in pesos, annually within the 10 business days after each calendar year end.

Exar can cancel the first 20 years of net profit interest in exchange for a one-time payment of US$7,000,000 and the next 20 years for additional US$7,000,000.

In October 2012, Exar entered into a letter of intent with JEMSE, an entity controlled by the Province of Jujuy, whereby JEMSE has a right to acquire an 8.5% equity interest in the Cauchari-Olaroz Project in consideration for C$1 and providing management services as required to develop the project. These management services include liaisons with the national customs authorities, with the governing bodies of the province of Jujuy and the municipality of Susques, with the authorities of Argentina’s Central Bank to facilitate the import and export of currency, and sourcing local service and other providers for project-related matters. This right becomes operative once financing is secured to develop the project, and following completion of the financing transaction with BCP and GFL in 2017, the parties commenced negotiations in respect of a definitive agreement, which negotiations are currently ongoing.

JEMSE would be required to cover its pro rata share of financing requirements for the construction of the Cauchari-Olaroz Project. These funds would be loaned to JEMSE by the other shareholders of Exar and would be repayable out of one-third of the dividends to be received by JEMSE from Exar over future years of the Cauchari-Olaroz Project.

The surface rights of the area subject to exploitation are owned by local aboriginal communities. Exar signed contracts with each aboriginal community to have the right to explore the property and for surface use, water use, transit, and building ponds and facilities. Most of these contracts also cover development and mining operations by Exar. For those contracts in which development and mining are not specifically addressed, Exar is working with the relevant community to extend the coverage of the contract to those areas. LAC has also agreed to support local communities through a number of infrastructure and education programs.

History

Historically, Rio Tinto has mined borates on the western side of Cauchari, at Yacimiento de Borato El Porvenir. Grupo Minero Los Boros S.A. mines a few thousand tonnes per year of ulexite on the east side of the Olaroz Salar. No other mining activity (including lithium production) has been recorded at the properties comprising the Cauchari-Olaroz Project. LAC acquired mining and exploration permits across the Cauchari and Olaroz Salars during 2009 and 2010 and initiated lithium exploration activities over these claims during 2009.

In 2012, LAC completed an initial reserve estimate and mine plan (the “Initial Feasibility Study”). In the Initial Feasibility Study, LAC reported that the Cauchari-Olaroz Project has proven and probable reserves sufficient to operate at a production rate of up to 40,000 TPA of LCE and up to 80,000 TPA of potash for 40 years, which would include an initial five year ramp-up period. The Initial Feasibility Study included a lithium resource estimate which remains current and is reported in “Mineral Resources and Reserves” below, as well as a lithium reserve estimate consisting of 197,000 tonnes of LCE proven and 2,517,000 tonnes of LCE probable reserves. In the Initial Feasibility Study, LAC also reported a potassium resource and reserve. All resource and reserve estimates were dated as at July 11, 2012, and were expressed relative to a lithium grade cut-off of ≥ 354 mg/L, which was identified as a brine processing constraint.

Geological Setting, Mineralization and Deposit Types

Geology

There are two dominant structural features in the region of the Cauchari and Olaroz Salars: north-south trending high-angle normal faults and northwest-southeast trending lineaments. The high-angle north-south trending faults form narrow and deep horst-and-graben basins which are accumulation sites for numerous salars, including Olaroz and Cauchari. Basement rock in this area is composed of Lower Ordovician turbidites (shale and sandstone) intruded by Late Ordovician granitoids. It is exposed to the east, west and south of the two salars, and generally along the eastern boundary of the Puna Region.

The salars are in-filled with laminar deposits, dominated by the following five primary informal lithological units that have been identified in drill cores: (i) red silts with minor clay and sand; (ii) banded halite beds with clay, silt and minor sand; (iii) fine sands with minor silt and salt beds; (iv) massive halite and banded halite beds with minor sand; and (v) medium and fine sands.

Alluvial deposits intrude into these salar deposits to varying degrees, depending on location. The alluvium surfaces slope into the salar from outside the basin perimeter. Raised bedrock exposures occur outside the salar basin. The most extensive intrusion of alluvium into the basin is the Archibarca Fan, which partially separates the Olaroz and Cauchari Salars. Route 52 is constructed across this alluvial fan. In addition to this major fan, much of the perimeter zone of both salars exhibits encroachments of alluvial material associated with fans of varying sizes.

Mineralization

The brines from Cauchari are saturated in sodium chloride with total dissolved solids on the order of 27% (324 to 335 grams per litre) and an average density of about 1.215 grams per cubic centimetre. The other primary components of these brines include: potassium, lithium, magnesium, calcium, sulphate, bicarbonate, and boron as borates and free boric acid. Since the brine is saturated in NaCl, halite is expected to precipitate during evaporation. In addition, the Cauchari brine is predicted to initially precipitate ternadite as well as a wide range of secondary salts that could include: astrakanite, schoenite, leonite, kainite, carnalite, epsomite and bischofite.

Deposit Type

The Cauchari and Olaroz Salars are classified as “Silver Peak, Nevada” type terrigenous salars. Silver Peak, Nevada in the United States was the first lithium-bearing brine deposit in the world to be exploited. These deposits are characterized by restricted basins within deep structural depressions in-filled with sediments differentiated as inter-bedded units of clays, salt (halite), sands and gravels. In the Cauchari and Olaroz Salars, a lithium-bearing aquifer has developed during arid climatic periods. On the surface, the salars are presently covered by carbonate, borax, sulphate, clay and sodium chloride facies. Cauchari and Olaroz have relatively high sulphate contents and therefore both salars can be further classified as “sulphate type brine deposits”.

Exploration

Other than drilling, the exploration programs conducted on the Cauchari-Olaroz Project area included the following:

•	Seismic Geophysical Program – Seismic surveying was conducted to support delineation of basin geometry, mapping of basin-fill sequences, and siting borehole locations.

•

Time Domain Electromagnetic (“TEM”) Survey – TEM surveying was conducted to attempt to define fresh water and brine interfaces within the salar. The TEM survey results indicate that the method can be used to determine resistivity contrasts within the salar.

•

Vertical Electrical Sounding (“VES”) Survey – A VES survey was conducted to attempt to identify fresh water and brine interfaces, and extensive fresh water occurrences. The VES results enabled the differential of the five zones on the Archibarca Fan and salar perimeter locations. The VES results are also useful for general delineation of the fresh water/brine interface on the salar boundary.

•

Surface Water Sampling Program – An ongoing program is conducted to monitor the flow and chemistry of surface water entering the salars. Data acquired from this program supported the water balance calibration and numerical groundwater modelling.

•	Pumping Test Program – Pumping and monitoring wells were installed and pumping tests were conducted at five locations to estimate aquifer properties related to brine recovery and fresh water supply.

•

Boundary Investigation – This test pitting and borehole program was conducted to assess the configuration of the fresh water/brine interface at the salar surface and at depth, at selected locations on the salar perimeter. Data from this program were interpreted in conjunction with the VES survey and support the extension of the hydrostratigraphic model and the lithium grade interpolation to the outer boundaries of the salar and the evaluation of numerical model boundary conditions for lithium.

•

Numerical Modelling – A detailed numerical evaluation of existing natural brine conditions and predicted responses to long term brine pumping was conducted to support the reserve estimate on the property.

The above exploration initiatives along with several other programs such as surface sampling, a gravity survey, airlift testing program and the drill programs were used to support the resource and reserve estimates at the Cauchari-Olaroz Project as set out herein.

Drilling

Reverse Circulation (RC) Borehole Drilling

In September 2009 and August 2010, LAC conducted dual tube reverse circulation drilling to develop vertical profiles of brine chemistry at depth in the salars and to provide geological and hydrogeological data. The program included installation of 24 boreholes and collection of 1,487 field brine samples (and additional Quality Control samples). The sampled brines had a relatively low Mg/Li ratio, indicating that the brines would be amenable to a conventional lithium recovery process.

Diamond Drilling (DD) Borehole Program

Diamond drilling at the Cauchari-Olaroz Project was conducted between October 2009 and August 2010. This program was conducted to collect continuous cores for geotechnical testing and geological characterization. The program included 29 boreholes, some of which were completed as observation wells for future brine sampling and monitoring, and collection of 127 field brine samples (and additional Quality Control samples).

Sampling, Analysis and Data Verification

Sampling Method

During RC drilling, rock chips and brine were directed from the drill cyclone into a plastic bag, over a one meter interval. After the field measurements were taken, the brine sample was split into three, one-litre, clean plastic sample bottles. Two samples were mixed to form one sample, which was shipped to ASA. During diamond drilling PQ or HQ diameter cores were collected through a triple tube sampler. The cores were taken directly from the triple tube and placed in wooden core boxes for geologic logging, sample collection, and storage. Undisturbed samples were shipped to D.B. Stephens & Associates Laboratory in the United States for analysis of geotechnical parameters. Brine sampling was conducted in selected DD program borehole locations. A two-valve low-flow pump was used to extract brine samples from the subsurface. After analysis of field and filed laboratory parameters, brine samples were split into three, one-litre, clean, plastic sample bottles. Two samples were mixed to form one sample, which was shipped to ASA.

Security

Samples were taken daily from the drill sites and stored at the Susques field office of Exar. All brine samples were stored inside a locked office, and all drill cores were stored inside a locked warehouse adjacent to the office. Brine samples were picked up from the Susques field office by the analytical laboratory every Friday and transported to Mendoza in a laboratory truck. Solid samples were periodically driven to Jujuy approximately three hours from the site. In Jujuy, solid samples were delivered to a courier for immediate shipment to the appropriate analytical laboratory.

Assaying and analytical procedure

Brine samples were analyzed by ASA, a laboratory independent from the Company. For the first six RC boreholes, sulphate was assayed using the turbidimetric method, with checking of 20% of samples using the gravimetric method. Subsequent samples were analyzed using only the gravimetric method. The argentometric method was used for assaying chloride and volumetric analysis was used for carbonates. Laboratory measurements were conducted to total dissolved solids, density and pH. D.B. Stephens and Associates Laboratory carried out selected geotechnical analyses on undisturbed samples from the geologic cores. Specific gravity was conducted for four formation samples as well as the relative brine release capacity method which is used to predict the volume of solution that can readily be extracted from an unstressed geologic sample.

Quality Assurance and Quality Control

Brine samples were bottled directly from the pumping test weirs and assayed at ASA, with some confirmatory assays done at Acme Santiago and the University of Antofagasta. Exar ran a quality control program to monitor the quality of assays from ASA, which includes the insertion of a field blank, a field duplicate, and one of two remaining standards that appear to be relatively stable. These data were compiled by Exar staff and then sent to Smee and Associates Consulting Ltd. for confirmation of the accuracy and precision of the analysis.

Data verification

The QP’s responsible for the preparation of the Cauchari FS, conducted the following forms of data verification: visits to the Cauchari-Olaroz Project site and LAC corporate office; review of Exar sampling procedures, although it is noted that actual brine sampling was not viewed due to the nature of the geologic units encountered by the RC drill at the time of the site visits; inspection of original laboratory results forms for the Exar brine dataset; inspection of electronic copies of the Exar brine dataset and comparison with corresponding stratigraphic logs; review and inspection of Exar field and laboratory QA/QC results; review of publicly available information from an adjacent exploration property in Olaroz Salar; inspection of borehole logs; inspection of the Cauchari-Olaroz Project database; review of all data handling methods and procedures; inspection of original laboratory results forms for the Exar brine dataset and the Cauchari-Olaroz Project database. One brine sample was taken from PB-04 by the QP during a site visit in 2017 and analyzed at AGAT Laboratories in Mississauga.

Mineral Processing and Metallurgical Testing

Exar conducted process testing in connection with the Initial Feasibility Study. Much of this testing was conducted at qualified laboratories and pilot facilities located at the Cauchari-Olaroz Project. In late 2010 and early 2011, Universidad de Antofagasta (Chile) determined the brine evaporation sequence. Tests conducted on a straight, CaO-treated, and CaCl2-treated brine led to the conclusion to treat brine with CaO to reduce Mg and Sulfate levels.

Evaporation pan testing at the Salar de Cauchari pilot facility provided additional data utilized in mathematical and thermodynamic models. Optimization testing of the Mg-liming process in Exar’s laboratory enhanced the accuracy of lime consumption, solids settling rate, and brine purity assumptions.

Boron solvent extraction bench testing performed on terminal brine from the evaporation ponds showed that the extraction process should be performed at pH 4 using hydrochloric acid, and re-extraction at basic pH using a solution of sodium hydroxide.

At the Salar de Cauchari pilot facility, an entire sequence of ponds simulated evaporation and liming at a larger scale. Optimum manganese and sulfate reduction performance was obtained from liming midway in the evaporation process with 10% excess lime. This proved to have the lowest brine entrapment and LiKSO4-related lithium losses.

In the LCE pilot plant, final polishing of manganese, calcium and sulfate was tested. LCE yields higher than 85% were obtained from purified brine. Carbonation temperature and reagent dose optimization testing was also performed.

Sylvite flotation tests conducted at the Saskatchewan Research Counsel, Mining and Minerals division, established a process for the recovery of potash for commercial grade fertilizer.

Exar has established pilot-level ponds and processing facilities and testing remains ongoing.

Mineral Resource and Reserve Estimates

A mineral resource and reserve estimate for the Cauchari-Olaroz Project is summarized in the tables below for LCE. Both resources and reserves are reported on a 100% project equity basis. LAC no longer reports a potassium resource on the project.

Mineral Resources

The resource estimate below is expressed relative to a lithium grade cut-off of 354 mg/L, which was identified as a brine processing constraint by LAC engineers.

Measured and Indicated Mineral Resources

(July 11, 2012)

Category	Average Lithium Grade (mg/L)	Brine (m³)	Lithium Metal (tonnes)	LCE (tonnes)
Measured	630	9.1 x 10[8]	576,000	3,039,000
Indicated	570	2.9 x 10[9]	1,650,000	8,713,000
Total	585	3.8 x 10[9]	2,226,000	11,752,000

Notes:

(1)	Mineral Resources have a cut-off grade of 354 mg/L of lithium.
(2)	Mineral Resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted to mineral reserves.
(3)	LCE is calculated based the following conversion factor: mass of LCE = 5.323 x mass of lithium metal.
(4)	Mineral Resources have a cut-off grade of 354 mg/L of lithium.

Mineral Reserve

Consultants Montgomery & Associates Inc. (“M&A”) were engaged to update the Mineral Reserves in brine for various areas within the Salar de Cauchari and Salar de Olaroz in accordance with the guidelines for lithium brines set forth by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM 2012). The reserve estimate was based on numerical model simulations that demonstrated a sustainable maximum production rate of over 25,000 TPA of LCE for 40 years. The proven reserves include brines sourced entirely within the project’s property boundaries, while 99.9% of the probable reserves are sourced within the project boundary. Simulated well field pumping was constrained by restricting drawdown to a maximum of 100 m at any given production well. A minimum cut-off value was not required in the reserve estimate because average lithium concentrations after 40 years of simulated pumping decreased marginally from 713 mg/L to 695 mg/L, which is significantly above economic mineral cut-off criteria. Mineral reserves are inclusive of reported mineral resources.

Proven and Probable Mineral Reserves

(March 5, 2017)

Category	Time Period (years)	Average Lithium Grade (mg/L)	Brine (m³)	Lithium Metal (tonnes)	LCE (tonnes)
Proven	1 - 5	712	4.9 x 10[7]	35,159	187,000
Probable	6 - 40	695	3.5 x 10[8]	246,474	1,312,000
Total	40	698	4.0 x 10[8]	281,633	1,499,000

Notes:

(1)	Ratios of lithium to other metals include: K:Li of 8.2, Mg:Li of 2.4, B:Li of 1.6, SO4:Li of 28.5.
(2)	LCE is calculated based the following conversion factor: mass of LCE = 5.323 x mass of lithium metal
(3)	The conversion is direct and does not account for estimated processing losses.
(4)	The values in the columns on Lithium Metal and LCE above are expressed as total contained metals.

The mineral resources reported above are inclusive of the mineral reserves, and not in addition to the mineral reserves. The lithium reserves described above occur in subsurface brine. The brine is contained within the pore space of salar deposits that have accumulated in a structural basin. A numerical groundwater model was developed for the central area of the basin, to support the reserve estimate. The model simulates long term brine recovery and is based on a rigorous assembly of groundwater flow and solute transport parameters.

Overview of Mining and Production Operations

The mine plan outlined in the Cauchari TR is based on using a conventional, commercially-proven brine processing technology to produce high quality battery-grade lithium carbonate that can be used directly by battery material producers in manufacturing cathode and electrolyte for lithium-ion batteries.

The production process involves two distinct steps and is generally consistent with other established brine operations. The first step uses a solar evaporation process to concentrate lithium in the brine and precipitate competing salts in large-scale ponds. The ponds at Cauchari-Olaroz are based on SQM’s pond design criteria used in their existing Atacama operation and involve the use of shallow ponds where the precipitated salt is annually harvested from the flat pond base. The second step uses the processing facilities that transform the concentrated lithium brine into battery-grade lithium carbonate while ensuring the removal of impurities from the end-product.

The Cauchari TR sets out a production operation consisting of 25,000 TPA of battery-grade lithium carbonate for a project life of 40 years with production starting in 2019.

Mineral Extraction

In the Cauchari TR, it is contemplated that brine will be extracted from 38 production wells situated across the reserve area. A pumping rate of at least 259 cubic metres per day is estimated from all wells. Drawdown of the brine will amount to 100 m or less at all production wells, based on the current extraction plan. The brine extracted from the salar wells is subjected to solar evaporation in pre-concentration ponds, allowing the removal of sulphates and other unwanted salts. Next, lime is added to remove magnesium and most of the sulphates and after another concentration stage at the corresponding ponds, the concentrated lithium-rich brine is fed to the lithium carbonate plant.

Per the Cauchari TR, the pond system consists of 29 evaporation ponds segregated into the following types: (i) 18 pre-concentration ponds; (ii) 6 ponds used as Halite ponds; (iii) 2 ponds used as Sylvinite ponds; (iv) 1 pond used as a precipitates pond; and (v) 2 ponds used for lithium control. An evaporation rate of 2.52 mm per day (920 mm/year) was used as criterion to design the pond system. This rate corresponds to measured evaporation at the site where the ponds will be located. The pond orientation and placement were based on predominant wind patterns observed in the area.

Assuming the above-mentioned evaporation rate, the total evaporation area required for the production of 25,000 TPA of lithium carbonate is 1,100 ha. The ponds will be lined with a polymer- based material laid over a protective geosynthetic material and engineered granular bedding. The configuration of the ponds will include provision for uninterrupted production during salt harvesting and maintenance work. Brine will be transferred between the successive evaporation ponds using self-priming pumps.

The ponds have been designed for the efficient annual removal of salt deposits formed at the bottom of the ponds. Salt removal will be conducted using typical earthmoving machinery, such as bulldozers, front end loaders, and dump trucks.

Along with lithium, the pumped brine is projected to contain significant quantities of potassium magnesium, sulfate, and boron. These constituents will be removed from the brine during the extraction and evaporation process to enable effective retrieval of the lithium.

Processing and Recovery Operations

Exar and its consultants subjected the brine chemistry of the deposits to a process simulation, using physicochemical properties estimation methods and process simulation techniques for phase equilibrium of solids in electrolytes (brine), specially prepared for this project. This work has been supported by the results of laboratory evaporation test work and test work at both the pilot plant and the pilot ponds.

The process route simulated for the production of lithium carbonate from Cauchari brines is outlined in a flowsheet in the Cauchari TR. Primary process inputs include water, lime, soda ash, HCl, NaOH, steam, and natural gas. The evaporation ponds produce salt tailings composed of Na, Mg, Ca, K, and borate salts. The brine concentrate from the terminal evaporation pond is further processed, through a series of polishing and impurity removal steps. Soda ash is then added with the purified brine concentrate to produce a lithium carbonate precipitate, that is dried, compacted/micronized, and packaged for shipping.

The Cauchari TR includes an operating assumption that 28 wells will be constructed and tested prior to initiation of operations, which is sufficient to allow Exar to meet production goals. Storage ponds and the recovery plant were also assumed to be fully operational at the start of the production. As a result, ramp up of pumping was not necessary and pumping at rates needed to achieve production goals was initiated at the start of production.

Operating criteria for the lithium carbonate plant is presented in the table below:

LITHIUM CARBONATE PLANT OPERATING CRITERIA

Description	Unit	Value
Lithium carbonate production	tonnes per year	25,000
Annual operation days	days	330
Annual operation hours	hours	7,700
Availability	%	90.4
Utilization (22 hours/day)%		97.2
Plant Overall Efficiency	%	71

Infrastructure, Permitting and Compliance Activities

Site Infrastructure and Support Systems

Natural gas will be obtained from the Rosario gas compression station, which is on the Gas Atacama pipeline, 52 km north of the project site. This pipeline is expected to be capable of supplying natural gas at capacities that are sufficient for a 25,000 TPA LCE facility, and beyond.

In the Cauchari TR, it is assumed that electricity will be provided by a new 138 kV transmission line that will interconnect with an existing 345 kV transmission line located approximately 60 km south of the Cauchari-Olaroz Project. The interconnection will require construction of a sub-station with a voltage transformer (345/138 kV) and associated switchgear. Another substation at the Cauchari-Olaroz Project site will consist of a voltage transformer (132/23 kV) and electrical room with associated switchgear and auxiliary equipment for a 23 kV local distribution system.

The 23 kV local electrical distribution system will provide power to the plant, camp, PDA brine homogenizing pools/lime pumps, wells and ponds. In general, all distribution is aerial unless there are major restrictions, in which case underground distribution is adopted. The estimated load for the Cauchari-Olaroz Project is approximately 53,700 MWh/y or 8 MW/h.

The construction and permanent camps will be located approximately 300 m north of National Highway 52. The permanent camp is modelled as a full habitational and administrative complex to support all workforce activities, with a capacity for approximately 300 people. The permanent camp covers a footprint of 15,000 m2 of buildings and 35,700 m2 of external facilities.

Exar will need to allocate land to host waste salt deposits, which are expected to reach up to 10 m in height and cover 390 ha over a 40 year mine life. These deposits are inert, with sodium chloride and sulphate making up approximately 87% of the material, and do not introduce foreign compounds to the environment. Exar will also need to establish an evaporation pond for the plant’s industrial liquid waste, and a 20 ha area is allocated for this purpose.

The Cauchari TR also includes a description of additional infrastructure to address other essential support facilities, including fuel storage, security, access roads and water supply.

Mining and Environmental Permits

Argentina has a provincial system to manage natural resources. Therefore, the province of Jujuy has the responsibility of providing social and environmental permits, through the Provincial Department of Mines and Energy under the Secretariat of Mining and Hydrocarbons. Other entities involved in the permitting process are Jujuy’s Provincial Department of Water Resources, the Department of Environmental Management, which has supervisory authority for environmental and natural resources, and the Secretariat of Tourism and Culture, which regulates operating permits in areas of potential archaeological and paleontological interest. The Cauchari-Olaroz Salar is a Protected Area for Multiple Use (Law No. 3820/81), which allows mining activities, but has a specifically designed control system that aims to protect the local vicuña population.

Exar has completed numerous environmental studies to support the establishment of Cauchari-Olaroz’s environmental baseline. This evaluation was performed for each stage of the project: construction, operation and closure. An Environmental Impacts Report for the exploitation phase was originally presented in connection with the mine plan under the Initial Feasibility Study, and was later modified to accommodate the current mine plan.

The update to the Environmental Impacts Report for Exploitation for the Cauchari-Olaroz Project based on a 25,000 TPA rate of production and in the manner contemplated in the Cauchari TR, was approved by the relevant provincial regulatory authorities in the latter half of 2017. Exar has also received approval for the construction of the Cauchari-Olaroz Project from the agency in Jujuy tasked with assessing the impact and benefits to the province of any proposed lithium project.

Operating Costs

The operating and capital cost estimates have been reviewed and confirmed by Andeburg Consulting Services Inc. (“ACSI”). The Project cost estimates are based on an exchange rate of 16:1 Argentine pesos to the U.S. dollar. The average operating costs were calculated for a facility with production of 25,000 TPA of battery-grade lithium carbonate. Additional work through engineering refinements and contract negotiation will continue in an effort to reduce the operating expenditures.

Operating Costs

Category	Operating Cost (US$/t Lithium Carbonate)	% of Total
Reagents	$991	40%
Pond Harvesting & Tailing Management	$345	14%
Maintenance	$210	8%
Electric Power	$187	7%
Labour	$166	7%
Product Transportation	$135	5%
Catering, Security & Third Party Services	$97	4%
Natural Gas	$85	3%
G & A	$76	3%
Diesel	$69	3%
Consumables	$51	2%
Water Treatment System	$38	2%
Bus-In / Bus-Out Transportation	$35	1%
E & C	$10	<1%

Total Operating Costs	$2,495	100%

Capital Costs

The construction capital cost estimates are based on current Argentine costs for labor and materials. The Cauchari TR construction capital cost is estimated at US$425 million inclusive of a 15% contingency. Construction and commissioning will take approximately two years. Detailed capital cost estimates are presented in the table below and are exclusive of VAT and working capital. During construction, VAT and working capital are expected to total US$51.1 million and US$12.5 million, respectively. The VAT is refundable with an average repayment period of 2 years.

Capital Costs

Category	Capital Costs (US$ millions)
Direct Costs
Evaporation ponds		$129
Lithium carbonate plant		$121
On site infrastructure		$26
Offsite infrastructure Brine extraction wells and piping	$ $	41 15

Total Direct Cost		$333

Total Indirect Cost		$37
Contingency (15%)		$55

Total Capital Costs		$425

The sustaining capital requirement is estimated at an average of US$4.7 million per year (approximately US$190/tonne of lithium carbonate produced). LAC will be responsible for contributing 50% of capital expenditures for development of the project, amounting to approximately US$212.5 million.

Project Economics

The results and information in this section and under the headings “ – Production schedule”, “ – NPV and IRR” and “ – Cash Flow and Earnings” regarding the Cauchari-Olaroz Project are derived from the Cauchari TR.

The financial results are derived from inputs based on an annual production schedule included in the Cauchari TR and reported on a 100% equity project basis. The engineering and construction period is estimated at two years, while the life of mine is estimated to be 40 years. Pricing assumptions were obtained from a market study, supported by the off-take entitlements arising in favour of GFL and BCP. Production of LCE is estimated at 25,000 TPA, commencing in the third year of operations assuming a ramp up rate of 24% for the first year of operations and 56% for the second year of operations. The exchange rate assumed is AR$15.9/US$.

In addition to capital and operating cost expenses as set forth above, project economics are based on additional expenses and cash flow items including: Argentinean transaction tax, Jujuy and private royalties, licenses and permits, export retentions and refunds, easement rights, equipment depreciation, sustaining capital, exploration expenses amortization and remediation allowances.

Production schedule

The production model outlines lithium carbonate production totalling 1,499,130 tonnes over the 40 year project term. Overall efficiency of brine processing to produce lithium carbonate is reported to be 71%. The net amount of lithium carbonate produced was computed by multiplying the lithium carbonate extracted from the well field by 71%. The resulting values were then summed for each production year to determine the predicted annual lithium carbonate production. The predicted average annual production rate over the 40-year period is 26,609 TPA.

In the production model, it is assumed that there is no revenue for the first two years of operation, with revenue growing to US$72,000,000 in year 3, US$168,000,000 in year 4 and US$300,000,000 in each year thereafter until the end of the 40 year production period, in reliance on the base case assumptions.

NPV and IRR

After tax net present value (“NPV”) in reliance on base case assumptions and a 10% discount rate amounts to US$803,000,000, while internal rate of return (“IRR”) is 28.4%. Set forth below is a table that illustrates sensitivity of project economics based on lithium carbonate pricing and discount rates.

After-Tax NPV and IRR Sensitivity Analysis

Discount Rate (%)	Low Case NPV US$10,000/t Lithium carbonate ($ millions)	Base Case NPV US$12,000/t Lithium carbonate ($ millions)	High Case NPV US$14,000/t Lithium carbonate ($ millions)
6%	$1,204	$1,609	$2,015
8%	$807	$1,113	$1,420
10%	$564	$803	$1,042
IRR (%)	23.5%	28.4%	33.0%

Cash Flow and Earnings

Net cash flow is negative in the first three years of operation, but thereafter increases sharply to approximately US$180,000,000 after taxes in year four. Thereafter, net cash flow (undiscounted) after taxes amounts to approximately US$120,000,000 in reliance on the base case assumptions. The estimated pay-back period is three years and four months before tax, and three years and five months after tax, in reliance on base case assumptions.

Set forth below is a sensitivity analysis of EBITDA over the life of the project based on lithium carbonate pricing, and otherwise in reliance on base case assumptions.

EBITDA Sensitivity Analysis

Lithium Carbonate Price (US$/t Lithium carbonate)	Average Annual EBITDA(1) (US$ millions)
$6,000	$86
$8,000	$135
$10,000	$184
$12,000	$233

Lithium Carbonate Price (US$/t Lithium carbonate)	Average Annual EBITDA(1) (US$ millions)
$14,000	$282
$16,000	$331

Note:

(1)

EBITDA, earnings before interest, taxes, depreciation and amortization, is a non-IFRS financial measure which is used in the Cauchari TR to indicate the impact that changes in lithium carbonate prices would have on the cash flow of the Cauchari-Olaroz Project based on certain assumptions. The Cauchari TR does not present a corresponding sensitivity analysis based on an IFRS measure, or identify the amounts of the adjustments that would have to be made to EBITDA to reconcile it to an IFRS measure. Accordingly, a reconciliation of EBITDA to the most closely comparable IFRS measure is not available without unreasonable efforts. The future IFRS financial results for the Cauchari-Olaroz Project may vary significantly from the EBITDA amounts presented in this sensitivity analysis.

Exploration and Development

Exar commenced an exploration program on the Cauchari-Olaroz Project in the fall of 2017. Exar is focusing on three areas, with 14 drilling platforms in operation, and is drilling a total of 9 production wells, as well as a number of shallow, medium and high depth observation wells. At this time, these wells are in varying states of execution or completed. Two drilling companies are mobilized and working at site.

LAC and SQM continue to refine development parameters and design of the 25,000 TPA development plan to increase efficiency of operations and reduce costs compared to that set forth in the Cauchari TR. They are also continuing to investigate a development plan for a potential increase in production on the Cauchari-Olaroz Project to 50,000 TPA of lithium carbonate.

CONSOLIDATED CAPITALIZATION

Other than the share consolidation (or “reverse stock split”) of our Common Shares on November 8, 2017, there have been no material changes in our share or loan capital, on a consolidated basis, since September 30, 2017, the date of our most recently filed financial statements.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required in the Prospectus Supplement with respect to the issuance of Preferred Shares or Debt Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

Common Shares

The Company is authorized to issue an unlimited number of Common Shares without par value. As of February 6, 2018, 88,479,107 Common Shares are issued and outstanding. All rights and restrictions in respect of the Common Shares of the Company are set out in the Company’s notice of articles and the BCBCA and its regulations. The Common Shares have no pre-emptive, redemption, purchase or conversion rights. Neither the BCBCA nor the constating documents of the Company impose restrictions on the transfer of Common Shares on the register of the Company, provided that the Company receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or assessment by the Company. The BCBCA and the Company’s articles provide that the rights and restrictions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

The holders of the Common Shares are entitled to: (i) notice of and to attend any meetings of shareholders and shall have one vote per Common Share at any meeting of shareholders of the Company; (ii) dividends, if as and when declared by the Board of Directors; and (iii) upon liquidation, dissolution or winding up of the Company, on a pro rata basis, the net assets of the Company after payment of debts and other liabilities.

Dividend Policy

The Company has no fixed dividend policy and the Company has not declared any dividends on its Common Shares since its incorporation. The payment of dividends in the future will depend, among other things, upon the Company’s earnings, capital requirements and operating and financial condition. Generally, dividends can only be paid if a corporation has retained earnings. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends.

DESCRIPTION OF PREFERRED SHARES

The particular class of Preferred Shares and the particular terms and provisions of any series of such class of Preferred Shares offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such series of Preferred Shares.

DESCRIPTION OF DEBT SECURITIES

This following sets forth the general terms and provisions of the Debt Securities that will be common to all series that we offer pursuant to this Prospectus. The particular terms and provisions of a series of Debt Securities offered pursuant to an accompanying Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable Prospectus Supplement. We may issue Debt Securities from time to time in one or more series. One or more series of Debt Securities may be sold separately or together with Common Shares, Preferred Shares, Subscription Receipts, Warrants or Units under this Prospectus, or on conversion or exchange of any such Securities.

As required by United States federal law and in conformity with the applicable laws of Canada, for all bonds and notes of companies that are publicly offered, the Debt Securities will be governed by a document called an “indenture”. An indenture is a contract between a financial institution, acting on your behalf as trustee of the Debt Securities offered, and us. The aggregate principal amount of Debt Securities that may be issued under each indenture is unlimited. The Debt Securities will be issued under one or more indentures, in each case between the Company and a trustee to be determined by the Company and named in a Prospectus Supplement.

A copy of the form of each indenture to be entered into in connection with offerings of Debt Securities has been filed with the SEC as an exhibit to the registration statement on Form F-10, and will be filed with the securities regulatory authorities in Canada when it is entered into. A copy of any indenture or supplement thereto entered into by us will be filed with securities regulatory authorities and will be available on our SEDAR profile at www.sedar.com.

The Debt Securities will be direct obligations of the Company. The Debt Securities may be senior, subordinated or other indebtedness of the Company and may be secured or unsecured, all as will be described in the relevant Prospectus Supplement.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

The Prospectus Supplement relating to any Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

•	the manner of determining the offering price(s);

•	the currency in which the Debt Securities may be purchased and the currency in which the principal and any interest is payable;

•	the percentage of the principal amount at which such Debt Securities will be issued;

•	the date or dates on which such Debt Securities will mature;

•	any mandatory or optional redemption provisions applicable to the Debt Securities;

•	any sinking fund or analogous redemption provisions applicable to the Debt Securities;

•	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

•	the dates on which any such interest will be payable and the record dates for such payments;

•	the form of consideration for payment of any interest and/or principal payments (whether by cash, Common Shares or other securities, or a combination thereof);

•	the trustee under the indenture pursuant to which the Debt Securities are to be issued;

•	the designation and terms of any Debt Securities which will be offered, if any, and the number of Debt Securities that will be offered;

•	any exchange or conversion terms;

•	any provisions relating to any security provided for the Debt Securities;

•	event of default provisions contained in the indenture pursuant to which the Debt Securities are to be issued;

•	whether the Debt Securities will be senior or subordinated to other liabilities of the Company;

•	if applicable, the identity of the Debt Security agent;

•	whether the Debt Securities will be listed on any securities exchange;

•	whether the Debt Securities will be issued with any other securities and, if so, the amount and terms of these securities;

•	any minimum or maximum subscription amount;

•

whether the Debt Securities are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Debt Securities;

•	material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

•	any other rights, privileges, restrictions and conditions attaching to the Debt Securities; and

•	any other material terms or conditions of the Debt Securities.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

If any of the Debt Securities are sold for any foreign currency or currency unit or if payments on the Debt Securities are payable in any currency or currency unit other than the United States dollar, the applicable Prospectus Supplement will describe the restrictions, elections, tax consequences, specific terms and other information relating to those Debt Securities and the non-United States dollar currency or currency unit.

The Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement may be represented by instalment receipts, the particular terms and provisions of which will be described in the applicable Prospectus Supplement and set out in an instalment receipt and pledge agreement or similar agreement. Any such instalment receipt will evidence, among other things: (a) the fact that a first instalment payment has been made in respect of the Debt Securities represented thereby, and (b) the beneficial ownership of the Debt Securities represented by the instalment receipt, subject to a pledge of such Debt Securities securing the obligation to pay the balance outstanding under such Debt Securities on or prior to a certain date. A copy of any such instalment receipt and pledge agreement or similar agreement will be available on SEDAR at www.sedar.com.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other Securities will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

Debt Securities, if issued in registered form, will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the relevant trustee. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. We may issue Subscription Receipts, which may be offered separately or together with Common Shares, Preferred Shares, Debt Securities, Warrants or Units, as the case may be or may be converted or exchanged into Common Shares, Preferred Shares, Debt Securities and/or Warrants upon the satisfaction of certain conditions. The Subscription Receipts will be issued under one or more subscription receipt agreements, in each case between the Company and a subscription receipt agent determined by the Company. A copy of any such subscription receipt agreement will be available on SEDAR at www.sedar.com.

The Prospectus Supplement relating to any Subscription Receipts being offered will include specific terms and provisions of the Subscription Receipts being offered thereby. These terms and provisions will include some or all of the following:

•	the name or designation of the Subscription Receipts;

•	the number of Subscription Receipts being offered;

•	the price at which Subscription Receipts will be offered and whether the price is payable in instalments;

•

the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares, Warrants, Preferred Shares and/or Debt Securities, as the case may be;

•	the number of Common Shares, Warrants, Preferred Shares and/or Debt Securities that may be issued or delivered upon the conversion or exchange of each Subscription Receipt;

•	the identity of the subscription receipt agent;

•

the manner in which funds will be invested and held, and procedures for the release of funds (including interest or other income earned on funds) pending satisfaction or non-satisfaction of the escrow release or other conditions;

•	any entitlements of the holders of Subscription Receipts to receive distributions declared on Common Shares or distribution-equivalent payments;

•	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•	the dates or periods during which the Subscription Receipts may be converted or exchanged into Common Shares, Warrants, Preferred Shares and/or Debt Securities;

•	whether such Subscription Receipts will be listed on any securities exchange;

•	material Canadian federal income tax consequences of owning, holding or disposing of the Subscription Receipts, if any;

•	if applicable, whether the Subscription Receipts shall be in registered or unregistered form;

•

if applicable, that the Subscription Receipts shall be issuable in whole or in part as one or more global securities and, in such case, the depositary or depositaries for such global securities in whose name the global securities will be registered;

•	any terms, procedures and limitations relating to the transferability, exchange or conversion of the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities to be received on the exchange of the Subscription Receipts.

Subscription Receipts, if issued in registered form, will be exchangeable for other Subscription Receipts of the same tenor, at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. We may issue Warrants for the purchase of Common Shares, Preferred Shares, Debt Securities or other Securities. Warrants may be issued independently or together with Common Shares, Preferred Shares, Debt Securities, Subscription Receipts or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Warrants will be issued under one or more warrant agreements, in each case between the Company and a warrant agent determined by the Company. A copy of any such warrant agreement will be available on SEDAR at www.sedar.com.

The Prospectus Supplement relating to any Warrants being offered will include specific terms and provisions of the Warrants being offered thereby. These terms and provisions will include some or all of the following:

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•

the designation, number and terms of the Common Shares, Preferred Shares, Debt Securities or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the dates or periods during which the Warrants are exercisable;

•	the designation and terms of any securities with which the Warrants are issued;

•	if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

•	the currency or currency unit in which the exercise price is denominated;

•	whether such Warrants will be subject to redemption or call, and if so, the terms of such redemption or call provisions;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	whether the Warrants will be issued in fully registered or global form;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	any rights, privileges, restrictions and conditions attaching to the Warrants; and

•	any other specific terms.

Warrant certificates, if issued in registered form, will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

DESCRIPTION OF UNITS

The following sets forth certain general terms and provisions of the Units. We may issue Units comprised of only one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Prospectus Supplement relating to any Units being offered will include specific terms and provisions of the Units being offered thereby. These terms and provisions will include some or all of the following:

•	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	how, for income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities;

•	the currency or currency units in which the Units may be purchased and the underlying Securities denominated;

•	the securities exchange(s) on which such Units will be listed, if any;

•	whether the Units and the underlying Securities will be issued in fully registered or global form; and

•	any other specific terms of the Units and the underlying Securities.

The preceding description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of Securities by way of a secondary offering by certain selling securityholders. The terms under which the Securities will be offered by selling securityholders will be described in the Prospectus Supplement. The Prospectus Supplement for or including any offering of the Securities by selling securityholders will include, without limitation, where applicable:

•	the names of the selling securityholders;

•	the number or amount of Securities owned, controlled or directed by each of the selling securityholders;

•	the number or amount of Securities being distributed for the account of each selling securityholder;

•

the number or amount of Securities to be owned, controlled or directed by each of the selling securityholders after the distribution and the percentage that number or amount represents out of the total number or amount of outstanding Securities of the class or series being distributed;

•	whether the Securities are owned by the selling securityholders both of record and beneficially, of record only or beneficially only;

•

if the selling securityholder purchased any of the Securities held by it in the two years preceding the date of the Prospectus Supplement, the date or dates the selling securityholder acquired the Securities; and

•

if the selling securityholder acquired the Securities held by it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on a per-security basis.

PLAN OF DISTRIBUTION

We or a selling securityholder may sell the Securities: (i) through underwriters, dealers or agents purchasing as principal or acting as agent; (ii) directly to one or more purchasers, including sales upon the exercise of conversion or exchange rights attaching to convertible or exchangeable securities held by the purchaser; or (iii) through a combination of any of these methods of sale. Securities sold to the public pursuant to this Prospectus may be offered and sold exclusively in Canada or the United States, or in both jurisdictions. The Prospectus Supplement relating to each offering of Securities will indicate the jurisdiction or jurisdictions in which such offering is being made to the public, identify each underwriter, dealer or agent, as the case may be, and will also set forth the terms of that offering, including the purchase price or prices of the Securities (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to the Company or, if applicable, the selling securityholder(s) and any underwriters’, dealers’ or agents’ fees, commissions or other items constituting underwriters’ or agents’ compensation. Only underwriters, dealers or agents so named in the applicable Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Securities offered thereby. A Prospectus Supplement may provide that the Securities sold thereunder will be “flow-through” securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws, which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at-the-market” offerings, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. If we determine to pursue an “at-the-market” offering in Canada, we will apply for the applicable exemptive relief from the Canadian securities regulatory authorities.

If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

Under agreements which may be entered into by the Company and, if applicable, selling securityholder(s), underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and, if applicable, selling securityholder(s), against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Under certain investor rights agreements, affiliates of Bangchak and Ganfeng have certain registration rights pursuant to which Common Shares or other Securities owned by them may be qualified for distribution under this Prospectus. The specific terms of any offering by any selling securityholder will be set out in the applicable Prospectus Supplement.

USE OF PROCEEDS

Specific information about the use of net proceeds of any offering of Securities under this Prospectus will be set forth in the applicable Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities denominated in Canadian dollars, United States dollars or other currencies. We may, from time to time, issue securities other than pursuant to this Prospectus.

To date, the Company has not generated significant revenues from operations. The Company had negative operating cash flows for the fifteen months ended December 31, 2016 and for the nine months ended September 30, 2017 and the Company may continue to incur negative operating cash flows. The Company may need to allocate a portion of its existing working capital or a portion of the proceeds of any offering of Securities to fund any such negative operating cash flow.

The Company will not receive any proceeds from any sale of Common Shares or other Securities by a selling securityholder.

TRADING PRICE AND VOLUME

Market

The Common Shares of the Company are traded in Canada on the TSX and in the United States on the NYSE under the symbol “LAC”.

Trading Price and Volume

The following table sets forth information relating to the trading of the Common Shares on the TSX for the 12 month period prior to the date of this Prospectus.

Period	High (C$)	Low (C$)	Volume
December 2016	0.85	0.71	9,984,757
January 2017	1.08	0.76	27,102,190
February 2017	1.26	0.92	25,578,299
March 2017	1.11	0.77	28,113,434
April 2017	1.01	0.89	10,079,679
May 2017	1.04	0.91	9,794,134
June 2017	1.05	0.85	10,152,156
July 2017	1.02	0.78	9,484,617
August 2017	1.33	1.00	23,489,046
September 2017	1.80	1.22	43,644,431
October 2017	2.31	1.61	44,481,043
November 2017(1)	14.06	1.87	23,029,744
December 2017	13.77	10.28	10,181,020
January 2018	12.94	7.86	14,669,135
Up to February 6, 2018	8.53	7.19	2,564,349

Note:

(1)	On November 8, 2017, the Company effected a share consolidation of its outstanding Common Shares on the basis of one new common share for every five then-outstanding common shares.

PRIOR SALES

All information in this section is provided as of February 6, 2018. We have not sold or issued any Debt Securities, Preferred Shares, Subscription Receipts, Warrants, Units or securities convertible into Debt Securities, Preferred Shares, Subscription Receipts, Warrants or Units during the 12 months prior to the date hereof.

Common Shares

The following table summarizes details of the Common Shares and securities convertible into Common Shares issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Issuance	Security	Price per Common Share or Exercise or Conversion Price, as applicable	Number of Common Shares
January 18, 2017	Common Shares(1)	C$0.30	150,000
January 19, 2017	Common Shares(1)	C$0.69	75,000
January 20, 2017	Common Shares(2)	C$0.70	9,274
January 23, 2017	Common Shares(1)	C$0.69	100,000
January 24, 2017	Common Shares(1)	C$0.69	31,507
January 25, 2017	Common Shares(1)	C$0.27	144,485
January 25, 2017	Common Shares(1)	C$0.30	12,967
January 25, 2017	Common Shares(1)	C$0.47	6,460
January 26, 2017	Common Shares	$0.85	11,250,000

Date of Issuance	Security	Price per Common Share or Exercise or Conversion Price, as applicable		Number of Common Shares
January 27, 2017	Common Shares(1)		$0.60	24,329
January 27, 2017	Common Shares(1)	C$	0.30	13,242
January 31, 2017	Common Shares(1)	C$	0.80	200,000
February 7, 2017	Common Shares(1)	C$	0.27	250,000
February 16, 2017	Common Shares(1)	C$	0.16	250,000
February 16, 2017	Common Shares(3)	C$	0.90	11,400
February 24, 2017	Common Shares(2)	C$	0.8464	281,232
March 7, 2017	Common Shares(1)	C$	0.30	72,409
April 7, 2017	Common Shares(1)	C$	0.30	8,673
April 11, 2017	Common Shares(1)	C$	0.30	75,000
April 11, 2017	Common Shares(4)	C$	0.98	102,409
April 13, 2017	Common Shares(1)	C$	0.27	100,000
April 13, 2017	Common Shares(1)	C$	0.69	25,000
April 13, 2017	Common Shares(1)	C$	0.47	25,000
April 13, 2017	Common Shares(4)	C$	0.98	20,000
April 20, 2017	Common Shares(4)	C$	0.98	304,734
May 10, 2017	Common Shares(3)	C$	0.90	2,500
May 18, 2017	Common Shares(3)	C$	0.90	3,750
May 19, 2017	Common Shares(4)	C$	0.75	150,000
May 19, 2017	Common Shares(4)	C$	0.98	87,617
May 23, 2017	Common Shares(2)	C$	0.70	556,420
May 24, 2017	Common Shares(4)	C$	0.98	104,053
May 24, 2017	Common Shares(1)	C$	0.30	68,989
May 24, 2017	Common Shares(2)	C$	0.70	2,784
June 6, 2017	Common Shares(1)	C$	0.16	100,000
June 6, 2017	Common Shares(1)	C$	0.27	75,000
June 7, 2017	Common Shares	C$	0.85	63,750,000
June 8, 2017	Common Shares(2)	C$	0.70	95,504
June 8, 2017	Common Shares(3)	C$	0.90	25,000
June 9, 2017	Common Shares(3)	C$	0.90	572,500
June 9, 2017	Common Shares(3)	C$	0.90	3,978,369
June 19, 2017	Common Shares(4)	C$	0.98	127,670
June 20, 2017	Common Shares(4)	C$	0.98	59,739
June 20, 2017	Common Shares(2)	C$	0.70	52,860
June 29, 2017	Common Shares(4)	C$	0.98	8,000
July 12, 2017	Common Shares(1)	C$	0.27	125,000
July 12, 2017	Common Shares(1)	C$	0.69	150,000
July 12, 2017	Common Shares(1)	C$	0.30	50,000
July 12, 2017	Common Shares(5)	C$	0.98	64,350
July 12, 2017	Common Shares(5)	C$	0.8745	12,291
July 12, 2017	Common Shares(1)	C$	0.47	98,235
July 14, 2017	Common Shares		$0.85	50,000,000
July 25, 2017	Common Shares(4)	C$	0.47	200,000
July 25, 2017	Common Shares(4)	C$	0.98	170,682

Date of Issuance	Security	Price per Common Share or Exercise or Conversion Price, as applicable		Number of Common Shares
July 25, 2017	Common Shares(4)	C$	0.98	52,570
July 26, 2017	Common Shares(4)	C$	0.47	200,000
July 26, 2017	Common Shares(1)	C$	0.16	164,989
July 26, 2017	Common Shares(1)	C$	0.47	12,500
July 27, 2017	Common Shares(4)	C$	0.98	23,184
July 31, 2017	Common Shares(1)	C$	0.47	75,000
August 10, 2017	Common Shares(1)	C$	0.47	106,375
August 10, 2017	Common Shares(5)	C$	0.98	57,200
August 10, 2017	Common Shares(5)	C$	0.8745	10,926
August 16, 2017	Common Shares(4)	C$	0.98	17,751
August 16, 2017	Common Shares(4)	C$	0.98	8,875
August 18, 2017	Common Shares(1)	C$	0.16	221,122
August 30, 2017	Common Shares(4)	C$	0.96	150,000
August 30, 2017	Common Shares(4)	C$	0.98	56,325
August 30, 2017	Common Shares(1)	C$	0.98	25,000
August 30, 2017	Common Shares(4)	C$	0.47	200,000
September 5, 2017	Common Shares(1)	C$	0.98	3,642
September 11, 2017	Common Shares(1)	C$	0.80	10,000
September 11, 2017	Common Shares(5)	C$	0.47	26,596
September 11, 2017	Common Shares(5)	C$	0.93	25,025
September 11, 2017	Common Shares(5)	C$	0.8745	6,492
September 11, 2017	Common Shares(5)	C$	1.1131	2,439
September 13, 2017	Common Shares(2)	C$	0.8464	281,232
September 20, 2017	Common Shares(1)	C$	0.69	170,056
September 20, 2017	Common Shares(1)	C$	0.47	52,872
September 20, 2017	Common Shares(1)	C$	0.98	9,620
September 28, 2017	Common Shares(2)	C$	0.8464	843,696
September 29, 2017	Common Shares(1)	C$	0.27	164,750
September 29, 2017	Common Shares(1)	C$	0.30	160,833
October 5, 2017	Common Shares(1)	C$	0.47	150,000
October 5, 2017	Common Shares(4)	C$	0.98	10,312
October 5, 2017	Common Shares(1)	C$	0.98	5,004
October 5, 2017	Common Shares(1)	C$	0.49	157,540
October 6, 2017	Common Shares(2)	C$	0.8464	556,340
October 13, 2017	Common Shares(1)	C$	0.47	12,500
October 17, 2017	Common Shares(1)	C$	0.69	89,868
October 17, 2017	Common Shares(1)	C$	0.47	72,693
October 17, 2017	Common Shares(4)	C$	0.98	7,591
October 17, 2017	Common Shares(1)	C$	0.47	36,332
October 23, 2017	Common Shares(1)	C$	0.98	12,500
October 24, 2017	Common Shares(2)	C$	0.8464	312,500
October 24, 2017	Common Shares(3)	C$	0.98	100,000
October 31, 2017	Common Shares(2)	C$	0.8464	850,000
November 20, 2017	Common Shares(1)	C$	0.49	7,883	(6)

Date of Issuance	Security	Price per Common Share or Exercise or Conversion Price, as applicable		Number of Common Shares
November 30, 2017	Common Shares(1)	C$	4.90	10,000	(6)
December 28, 2017	Common Shares(4)	C$	10.57	5,000	(6)

Notes:

(1)	Issued upon exercise of previously granted stock options of the Company.
(2)	Issued upon exercise of previously granted broker warrants.
(3)	Issued upon exercise of previously granted warrants.
(4)	Issued upon conversion of RSRs. The price per Common Share listed in the table above represents the grant price of such RSRs.
(5)	Issued upon conversion of DSUs. The price per Common Share listed in the table above represents the grant price of such DSUs.
(6)	On November 8, 2017, the Company effected a share consolidation of its outstanding Common Shares on the basis of one new common share for every five then-outstanding common shares.

Stock Options, Restricted Share Rights, Deferred Share Units and Convertible Securities

The Company has issued the following stock options, restricted share rights (“RSRs”), deferred share units (“DSUs”) and convertible securities that, on due exercise and payment of strike price associated therewith, are convertible into Common Shares, during the 12-month period prior to the date of this Prospectus:

Date of Grant	Type of Security	Number of Securities Granted	Exercise Price
April 4, 2017	Stock Options(1)	5,175,000	C$	0.98
May 16, 2017	Stock Options(1)	500,000	C$	1.00
September 14, 2017	Stock Options(1)	9,300,000	C$	1.61
November 27, 2017	Stock Options(1)	60,000	C$	12.34	(2)
December 22, 2017	Stock Options(1)	30,000	C$	11.07	(2)
January 24, 2018	Stock Options(1)	90,000	C$	9.54	(2)
April 4, 2017	RSRs	2,824,818	C$	0.98	(3)
May 16, 2017	RSRs	900,000	C$	1.00	(3)
July 19, 2017	RSRs	133,625	C$	0.83	(3)
September 14, 2017	RSRs	3,986,340	C$	1.61	(3)
December 22, 2017	RSRs	20,000	C$	10.57	(2)(3)
January 24, 2018	RSRs	20,000	C$	9.54	(2)(3)
April 3, 2017	DSUs	296,725	C$	0.93	(3)
July 19, 2017	DSUs	65,991	C$	0.8745	(3)
August 16, 2017	DSUs	2,439	C$	1.1131	(3)
January 16, 2018	DSUs	21,798	US$	7.39	(2)(3)

Notes:

(1)

Pursuant to the terms of the Company’s stock option plan, as amended, and the policies of the TSX, the exercise price is the volume-weighted average price of the shares on the TSX for the five days on which shares were traded immediately preceding the date in respect of which the exercise price is to be determined.

(2)	On November 8, 2017, the Company effected a share consolidation of its outstanding Common Shares on the basis of one new common share for every five then-outstanding common shares.
(3)	The price listed in the table above represents the grant price of such RSRs and DSUs.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may describe certain United States federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Securities offered thereunder by an investor who is a United States person.

RISK FACTORS

An investment in Securities is speculative and subject to a number of risks, including those set forth below and in our most recent annual information form and in the management’s discussion and analysis for our most recently completed financial year. Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement.

Prospective investors should carefully consider these risks, in addition to information contained in the Prospectus Supplement relating to an offering and the information incorporated by reference therein, before purchasing Securities. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, it could have a material adverse effect on the business, financial condition and results of operations of the Company. Additional risks and uncertainties of which the Company currently is unaware or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Company’s business, financial condition and results of operation. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described in this Prospectus or the applicable Prospectus Supplement or the information incorporated by reference herein and therein or other unforeseen risks.

Negative operating cash flows

The Company has reported negative operative cash flow from operations in its most recently completed financial year and interim financial period and the Company may continue to incur negative operating cash flows. To the extent that the Company has negative operating cash flow in any future period, the Company may need to allocate a portion of its existing working capital or a portion of the proceeds of any offering of Securities to fund any such negative operating cash flow.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to the issue and sale of the Securities will be passed upon on our behalf by Osler, Hoskin & Harcourt LLP. As of the date of this Prospectus, the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of any class or series of the Company.

INTERESTS OF EXPERTS

Each of Ernest Burga, P.Eng., David Burga, P.Geo., Michael Rosko, MSc., CPG, Mark King, PhD, P.Geo., Daron Abbey, MSc., P.Geo., Tony Sanford, Pr.Sci.Nat., Rene LeBlanc, PhD, P.Eng. and Barry Smee, PhD, P.Eng. is a “qualified person” for the purposes of NI 43-101 and has reviewed or supervised the preparation of information contained or incorporated by reference in this Prospectus upon which certain scientific and technical information relating to the Cauchari-Olaroz Project is based.

Each of Timothy J. Carew, P. Geo and Mario E. Rossi, FAusIMM is a “qualified person” for the purposes of NI 43-101 and has reviewed or supervised the preparation of information contained or incorporated by reference in this Prospectus upon which certain scientific and technical information relating to the Lithium Nevada Project is based.

Each of the aforementioned persons are independent of the Company as of the date of this Prospectus, each such person beneficially owns, directly or indirectly, less than 1% of the outstanding securities of any class or series of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

PricewaterhouseCoopers LLP, Chartered Professional Accountants, Licensed Public Accountants, is the auditor of the Company and has confirmed that it is independent of the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

The registrar and transfer agent for our Common Shares is Computershare Investor Services Inc., located at its principal offices in Vancouver, British Columbia.

GLOSSARY OF TERMS

When used in this Prospectus, the following terms have the meanings set for below unless expressly indicated otherwise.

“2016 AIF” has the meaning given to that term under “Documents Incorporated by Reference”.

“ACSI” has the meaning given to that term under “Cauchari-Olaroz Project – Operating Costs”.

“ASA” means Alex Steward Laboratories S.A. located in Mendoza, Argentina.

“Bangchak” has the meaning given to that term under “Documents Incorporated by Reference”.

“BCBCA” means the Business Corporations Act (British Columbia).

“BCP” has the meaning given to that term under “Documents Incorporated by Reference”.

“Board of Directors” means the board of directors of the Company.

“Ca” means calcium.

“CaCl2” means calcium chloride.

“CaO” means calcium oxide.

“Cauchari FS” means the technical report entitled “Feasibility Study – Reserve Estimation and Lithium Carbonate and Potash Production at the Cauchari-Olaroz Salars, Jujuy Province Argentina” dated July 11, 2012.

“Cauchari TR” has the meaning given to such term under “Business of the Company – Mineral Properties of LAC – Overview of the Cauchari-Olaroz Project”.

“Cauchari-Olazroz Project” has the meaning to such term under “Forward-Looking Information”.

“CIM” means Canadian Institute of Mining, Metallurgy and Petroleum.

“Common Shares” has the meaning given to that term on the cover page of this Prospectus.

“Company” has the meaning given to that term on the cover page of this Prospectus.

“Debt Securities” has the meaning given to that term on the cover page of this Prospectus.

“DSUs” has the meaning given to that term under “Prior Sales”.

“Exar” has the meaning given that term under “Cauchari-Olaroz Project – Overview of the Cauchari-Olaroz Project”.

“Exchange Act” means the U.S. Exchange Act of 1934, as amended.

“Fernley Facility” means the RheoMineralsTM Business manufacturing facility based in Fernley, Nevada.

“Ganfeng” has the meaning given to that term under “Documents Incorporated by Reference”.

“GFL” has the meaning given to that term under “Documents Incorporated by Reference”.

“ha” means hectares.

“HCl” means hydrogen chloride.

“IFRS” has the meaning given to that term on the cover page of this Prospectus.

“Initial Feasibility Study” has the meaning given to that term under “Cauchari Olaroz Project – History”.

“IRR” has the meaning given to that term under the heading “Cauchari-Olaroz Project – Project Economics – NPV and IRR”.

“JEMSE” means Jujuy Energia y Mineria Sociedad del Estado, the government of Jujuy’s mining investment company, involved in the development and regulations of mining projects in the Argentinean province of Jujuy.

“July MCR” has the meaning given to that term under “Documents Incorporated by Reference”.

“June MCR” has the meaning given to that term under “Documents Incorporated by Reference”.

“K” means potassium.

“km” means kilometre.

“LAC” or “we” has the meaning given to that term on the cover page of this Prospectus.

“LCE” means lithium carbonate equivalent. Lithium is converted to lithium carbonate (Li2CO3) by multiplying lithium by 5.323.

“Li” means lithium.

“LiKSO4” means pyroelectric lithium potassium sulphate.

“Lithium Nevada Project” has the meaning to such term under “Forward-Looking Information”.

“Lithium Nevada TR” has the meaning given to such term under “Business of the Company – Mineral Properties of LAC”.

“Los Boros” means Grupo Minero Los Boros S.A.

“Los Boros Option Agreement” has the meaning given that term under “Cauchari-Olaroz Project - Property Description, Location and Access”.

“MJDS” has the meaning given to that term on the cover page of this Prospectus.

“m” means metre.

“M&A” has the meaning given to that term under “Cauchari-Olaroz Project – Mineral Resource and Reserve Estimates – Mineral Reserve”.

“Mg” means milligrams.

“Mg/L” means milligrams per litre.

“MW” means megawatts.

“MWh” means megawatt hours.

“Na” means sodium.

“NaCl” means sodium chloride.

“NaOH” means sodium hydroxide.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 44-102” means National Instrument 44-102 – Shelf Distributions.

“NPV” has the meaning given to that term under the heading “Cauchari-Olaroz Project – Project Economics – NPV and IRR”.

“NYSE” has the meaning given to that term on the cover page of this Prospectus.

“pH” means the measure of acidity/alkalinity of an aqueous solution.

“Preferred Shares” has the meaning given to that term on the cover page of this Prospectus.

“Prospectus” has the meaning given to that term on the cover page of this Prospectus.

“Prospectus Supplement” has the meaning given to that term on the cover page of this Prospectus.

“QA/QC” means quality assurance and quality control.

“QP” means a “qualified person” for purposes of NI 31-103.

“RC” means reverse circulation.

“RheoMinerals™ Business” means the RheoMinerals™ business operated by RheoMinerals Inc.

“RSRs” has the meaning given to that term under “Prior Sales”.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning given to that term on the cover page of this Prospectus.

“SQM” has the meaning to such term under “Forward-Looking Information”.

“Subscription Receipts” has the meaning given to that term on the cover page of this Prospectus.

“TEM” has the meaning given to that term under “Cauchari-Olaroz Project – Exploration”.

“TPA” means tonnes per annum.

“TSX” has the meaning given to that term on the cover page of this Prospectus.

“Units” has the meaning given to that term on the cover page of this Prospectus.

“VES” has the meaning given to that term under “Cauchari-Olaroz Project – Exploration”.

“Warrants” has the meaning given to that term on the cover page of this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160(a) of the Act, and subject to Section 163 of the Act, an individual who:

•	is or was a director or officer of the Registrant;

•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant; or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and including, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against all eligible penalties (as defined below) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined below) in respect of that proceeding.

Under Section 159 of the Act, an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An “eligible proceeding” means a proceeding (as defined below) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163(1) of the Act, the Registrant must not indemnify an eligible party under Section 160(a) of the Act, or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must neither indemnify the eligible party under Section 160(a) of the Act in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, on application of the Registrant or an eligible party, the Supreme Court of British Columbia (the “Court”) may do one or more of the following:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the Court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

Under Article 21.2 of the articles of the Registrant (the “Articles”), and subject to the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21.2 of the Articles.

Subject to any restrictions in the Act, the Registrant may indemnify any person.

The failure of a director, alternate director or officer of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under Part 21 of the Articles.

For the purposes of the Articles:

•	an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

•

an “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and

•	“expenses” has the meaning set out in the Act.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of the Registrant;

•	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

•	at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

•	at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of this Registration Statement.

Exhibit Number	Description

4.1*	Annual information form of the Registrant dated March 28, 2017 for the year ended December 31, 2016.

4.2*	Audited consolidated financial statements of the Registrant for the fifteen months ended December 31, 2016, together with the notes thereto and the independent auditor’s report thereon.

4.3*	Management’s discussion and analysis of results of operations and financial condition of the Registrant for the fifteen months ended December 31, 2016.

4.4*	Interim condensed consolidated financial statements of the Registrant for the three and nine month periods ended September 30, 2017, together with the notes thereto.

4.5*	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three and nine month periods ended September 30, 2017.

4.6*	Notice of special meeting of shareholders and management proxy circular of the Registrant dated February 17, 2017 prepared in connection with the special meeting of shareholders held on March 27, 2017.

4.7*	Notice of annual general meeting of shareholders and management proxy circular of the Registrant dated July 5, 2017 prepared in connection with the annual general meeting of shareholders held on August 14, 2017.

4.8*	Material change report of the Registrant dated January 27, 2017 relating to Registrant’s entry into an investment agreement with GFL, an affiliate of Ganfeng, to fund development costs of the Cauchari-Olaroz Project.

4.9*	Material change report of the Registrant dated January 27, 2017 relating to Registrant’s entry into an investment agreement with BCP, an affiliate of Bangchak, for funding to advance the construction of the Cachari-Olaroz Project.

4.10*	Material change report of the Registrant dated April 6, 2017 relating to Registrant’s announcement of the results of a Definitive Feasibility Study on the first stage of the Cauchari-Olaroz Project.

4.11*	Material change report of the Registrant dated June 19, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 17, 2017 between the Registrant and GFL.

4.12*	Material change report of the Registrant dated July 24, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 19, 2017 between the Registrant and BCPI.

4.13*	Material change report of the Registrant dated November 9, 2017 relating to the Registrant’s announcement regarding the listing of the Common Shares on the NYSE and implementation of a share consolidation.

5.1+	Consent of PricewaterhouseCoopers LLP, dated February 7, 2018.

5.2+	Consent of Qualified Person (Ernest Burga).

5.3+	Consent of Qualified Person (David Burga).

5.4+	Consent of Qualified Person (Mike Rosko).

5.5+	Consent of Qualified Person (Mark King).

5.6+	Consent of Qualified Person (Daron Abbey).

5.7+	Consent of Qualified Person (Tony Sanford).

5.8+	Consent of Qualified Person (Timothy Carew).

5.9+	Consent of Qualified Person (Mario Rossi).

5.10+	Consent of Qualified Person (Barry Smee).

5.11+	Consent of Qualified Person (Rene LeBlanc).

6.1*	Power of Attorney (included on the signature page of this Registration Statement).

7.1+	Form of Indenture related to Debt Securities.

*	filed previously
+	filed herewith

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

Item 2.	Consent to Service of Process.

The Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the Registration Statement on Form F-10, dated January 18, 2018.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X, referencing the file number of this Registration Statement on Form F-10.

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EXHIBIT INDEX

Exhibit Number	Description

4.1*	Annual information form of the Registrant dated March 28, 2017 for the year ended December 31, 2016.

4.2*	Audited consolidated financial statements of the Registrant for the fifteen months ended December 31, 2016, together with the notes thereto and the independent auditor’s report thereon.

4.3*	Management’s discussion and analysis of results of operations and financial condition of the Registrant for the fifteen months ended December 31, 2016.

4.4*	Interim condensed consolidated financial statements of the Registrant for the three and nine month periods ended September 30, 2017, together with the notes thereto.

4.5*	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the three and nine month periods ended September 30, 2017.

4.6*	Notice of special meeting of shareholders and management proxy circular of the Registrant dated February 17, 2017 prepared in connection with the special meeting of shareholders held on March 27, 2017.

4.7*	Notice of annual general meeting of shareholders and management proxy circular of the Registrant dated July 5, 2017 prepared in connection with the annual general meeting of shareholders held on August 14, 2017.

4.8*	Material change report of the Registrant dated January 27, 2017 relating to Registrant’s entry into an investment agreement with GFL, an affiliate of Ganfeng, to fund development costs of the Cauchari-Olaroz Project.

4.9*	Material change report of the Registrant dated January 27, 2017 relating to Registrant’s entry into an investment agreement with BCP, an affiliate of Bangchak, for funding to advance the construction of the Cachari-Olaroz Project.

4.10*	Material change report of the Registrant dated April 6, 2017 relating to Registrant’s announcement of the results of a Definitive Feasibility Study on the first stage of the Cauchari-Olaroz Project.

4.11*	Material change report of the Registrant dated June 19, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 17, 2017 between the Registrant and GFL.

4.12*	Material change report of the Registrant dated July 24, 2017 relating to the closing of certain transactions in connection with the investment agreement dated January 19, 2017 between the Registrant and BCPI.

4.13*	Material change report of the Registrant dated November 9, 2017 relating to the Registrant’s announcement regarding the listing of the Common Shares on the NYSE and implementation of a share consolidation.

5.1+	Consent of PricewaterhouseCoopers LLP, dated February 7, 2018.

5.2+	Consent of Qualified Person (Ernest Burga).

5.3+	Consent of Qualified Person (David Burga).

5.4+	Consent of Qualified Person (Mike Rosko).

5.5+	Consent of Qualified Person (Mark King).

5.6+	Consent of Qualified Person (Daron Abbey).

5.7+	Consent of Qualified Person (Tony Sanford).

5.8+	Consent of Qualified Person (Timothy Carew).

5.9+	Consent of Qualified Person (Mario Rossi).

5.10+	Consent of Qualified Person (Barry Smee).

5.11+	Consent of Qualified Person (Rene LeBlanc).

6.1*	Power of Attorney (included on the signature page of this Registration Statement).

7.1+	Form of Indenture related to Debt Securities.

*	filed previously
+	filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 7th day of February, 2018.

LITHIUM AMERICAS CORP.

By:	/s/ W. Thomas Hodgson
Name:	W. Thomas Hodgson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 7th day of February, 2018.

/s/ W. Thomas Hodgson W. Thomas Hodgson	Chief Executive Officer (Principal Executive Officer) and Director

* Eduard Epshtein	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* George Ireland	Director

* Wang Xiaoshen	Director

* Chaiwait Kovavisarach	Director

* Jonathan Evans	Director

* Gary Cohn	Director

* Jean Fraser	Director

* Franco Mignacco	Director

* Gabriel Marcelo Rubacha	Director

* John Kanellitsas	Director

* By:	/s/ W. Thomas Hodgson
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this Registration Statement to be signed by the undersigned, solely in the capacity of the duly authorized representative of the Registrant in the United States, on February 7, 2018.

LITHIUM NEVADA CORPORATION

By:	/s/ Alexi Zawadzki
Name:	Alexi Zawadzki
Title:	President North American Operations

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